Exhibit 99.1

Ramaco’s Brook Mine Receives 5-Year Mining Permit

RANCHESTER, Wyo., July 29, 2025 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, "Ramaco" or the "Company") Ramaco is pleased to announce that the Brook Mine has received a second 5-year mine permit approval from the Land Quality Division of the Wyoming Department of Environmental Quality. The permit authorizes the company to continue to conduct coal mining and reclamation activities across a total of 4,548.8 permitted acres north of Sheridan Wyoming.

This milestone reinforces Ramaco’s commitment to responsible resource development, environmental stewardship, and long-term economic investment in the region. Being a fully permitted mine is significant as it demonstrates compliance with all regulatory requirements, ensuring that mining can proceed pursuant to state authority. The 5-year permit also provides stakeholders with confidence in Ramaco’s ability to develop the Brook Mine and progress towards its operational milestones.

On Friday, July 11, coal miners, community leaders, industry stakeholders, and local, state, federal officials commemorated the opening of the Brook Mine Carbon Ore Rare Earth project, the first new rare earth mine in the United States in more than 70 years and first new coal mine in Wyoming in over 50 years. The ability to domestically mine and refine rare earths and critical minerals contained in the carbonaceous ore of the Brook Mine represents a strategic milestone in the nation's efforts to reduce foreign reliance on critical minerals essential to defense, technology, and clean energy.

Earlier this year, Wyoming Governor Mark Gordon approved a Wyoming Energy Authority recommended $6.1 million Energy Matching Fund grant award to support the construction of a pilot-scale processing facility at the Brook Mine. Construction is planned to begin later this year.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.